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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 20, 2001

                                 METRICOM, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                       0-19903                  77-0294597
(State or other jurisdiction     (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)

                             333 WEST JULIAN STREET
                           SAN JOSE, CALIFORNIA 95110
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 282-3000


SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations about our company and our industry. We use words such as "plan," "expect," "intend," "believe," "anticipate," "estimate" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. Some of these forward-looking statements relate to details regarding our potential future network deployment, with respect to future capital and operating costs, our network's coverage and capacity bandwidth, assumptions in our subscriber model, our strategy and our anticipated subscriber revenues. These statements may raise implications regarding the future operation of the Company's network. All of our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from our expectations and from the results expressed in or implied by these forward-looking statements. Among other things, additional competition from existing and future competitors may impact the market and our estimated network capital and operating costs. Projections of deployment, electricity, rental and communications costs are estimated based on current information as well as certain assumptions which management believes to be reasonable at the time. In addition to the factors set forth above, the economic,


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competitive, governmental, technological and other factors identified in
Metricom's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this report. Except as required by law, we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events and circumstances.

ITEM 5.  OTHER EVENTS.

          Metricom, Inc. (the "Company") provides the following information regarding its high-speed Ricochet network and technology, including information regarding (i) average capital and operating costs per square mile of its high speed Ricochet network and (ii) the coverage area and bandwidth capacity of its network's wired access points and poletop radios. The information below is intended to provide supplemental information to that contained in the Company's Form 10-K/A for the year ended December 31, 2001, describing the Company's network and technology and its network deployment.

NETWORK  CAPITAL AND OPERATING COSTS

         The Company's capital costs for its high-speed network consist of the cost of acquisition and installation of its poletop radios, wired access points and network interface facilities. Depending upon population density, to construct its network, the Company typically installs seven poletop radios per square mile, one wired access point per ten square miles and one network interface facility per 600 square miles (typically one or two per market). Approximate average capital costs are as follows:

         o   $2,000 per poletop radio;
         o   $180,000 per wired access point; and
         o   $550,000 per network interface facility.

         Based on the above averages, the average capital cost per square mile of the Company's high speed Ricochet network is approximately $33,000.

         The operating costs of the Company's high-speed Ricochet network consists largely of rental and electrical fees for the poletop radios, wired access points and network interface facilities and communication costs (including costs for circuits and telecommunications services) for the Company's wired access points and network interface facilities. Electric and rental fees average approximately, $10 per month per poletop radio, $2,000 per month per wired access point and $10,000 per month per network interface facility. Communications costs average approximately $900 per month per wired access point and $12,000 per month per network interface facility. As a result, average operating costs are approximately $400 per month per square mile of the network (based on the average distribution of network components set forth above). Based upon these average capital and operating costs and assuming that the Company receives average subscriber revenue of approximately $25 per month, the Company believes that it would require a minimum of 16 subscribers per square mile to cover its average operating costs, and, a minimum of 44 subscribers per square mile to cover its average operating and capital costs combined. There can be no assurance that these costs and other amounts will continue unchanged in the future or be applicable to other locations.

NETWORK COVERAGE AND CAPACITY

         Density of coverage, bandwidth and the nature of subscriber use are all factors in determining subscriber capacity. Based on an average of seven poletop radios per square mile and one wired access point per ten square miles, each wired access point controls communications to approximately 70 poletop radios. The Company typically installs 12 to 32 Ethernet radios, or microcells, per wired access point.



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Since each Ethernet radio provides the equivalent of 1.5 128 kbps user circuits, each wired access point has the bandwidth capacity to provide downstream data transmission rates of 2.3 to 6.1 mbps. The Company's subscriber model assumes
(i) an eight-to-one ratio of paying subscribers to active subscribers, (ii) that approximately 12% of all subscribers are using the network at any one time, and
(iii) that each subscriber downloads an average of 500 megabytes of data per month. Based upon this model and the average coverage stated above, each wired access point has the capacity to serve 100 to 250 active subscribers and 800 to 2000 paying subscribers. In addition, each poletop radio has the bandwidth capacity to provide an average 176 kbps downstream data transmission rate. Accordingly, based on the subscriber model above, each poletop radio has the capacity to serve five to eight active subscribers to the network. However, no assurance can be given that this information will continue unchanged in the future or be applicable to other locations.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               METRICOM, INC.


Date:  July 20, 2001           By: /s/ Dale W. Marquart
                                   ------------------------------------------
                                       Dale W. Marquart
                                       Senior Vice President and General Counsel



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